Exhibit 3.7

                                STATE of DELAWARE

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Pursuant to Sections 222 and 242 of the Delaware General Corporation Law, the undersigned corporation adopts the following Certificate of Amendment to its Certificate of Incorporation by stating the following:

FIRST: A meeting of the Board of Directors of ReDOX Technology Corp. (the "Company") was held on February 8, 2001 where resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, and the Board declared the amendments to be advisable and in the best interest of the Company.

The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that Article FOURTH of the Company's Certificate of Incorporation be, and hereby is amended to read as follows:

     FOURTH. The aggregate number of shares which the corporation shall have authority to issue is :

                    Ten Million 10,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share

                                       and

            One Hundred Million (100,000,000) shares of Common Stock,
                     having a par value of $.00005 per share

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:



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     A. Preferred Shares.  Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Ten Million (10,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

     B. Common Shares. The terms of the 100,000,000 Common Shares of the corporation shall be as follows:

     (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

     (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

     (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

SECOND: Pursuant to the resolutions of the Board of Directors, and in accordance with Section 222 of the General Corporation Law of the State of Delaware, a written consent to action was signed by the holders of the majority of the issued and outstanding shares of Common Stock, in lieu of a special meeting.

THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                           REDOX TECHNOLOGY CORP.

                                                /S/  Richard Szymanski
                                           By: ________________________________
                                               Richard Szymanski,  President

                                           Date:  2/19/01
ATTEST:


/S/   Clifton Douglas

Secretary